SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                   May 6, 1997

                    ________________________________________


                         THERMO BIOANALYSIS CORPORATION
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-14262                          85-0429899
   (State or other               (Commission                  (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)


   504 Airport Road
   Santa Fe, New Mexico                                             87504-2108
   (Address of principal executive offices)                         (Zip Code)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 2.  Acquisition or Disposition of Assets
            ------------------------------------

       On May 6, 1997, Thermo BioAnalysis Corporation (the "Company") entered into a binding agreement to acquire LSI Labsystems and Hybaid, which comprise the Biosystems Group of the Life Sciences International PLC subsidiary ("LSI") of Thermo Instrument Systems Inc. ("Thermo Instrument"). In March 1997, Thermo Instrument had acquired approximately 95% of the outstanding shares of LSI, a London Stock Exchange-listed company, in completion of Thermo Instrument's offer to acquire all of the outstanding shares of LSI. LSI Labsystems, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., manufactures thermal cyclers and consumables for DNA amplification. The combined businesses had 1996 revenues of approximately $71 million and were profitable.

        The aggregate purchase price for LSI Labsystems and Hybaid is approximately $102.5 million, and consists of: (a) approximately $91.5 million for the net operating assets of the acquired businesses; plus (b) $11.0 million for an equivalent amount of cash held by the acquired businesses. The purchase price for the net operating assets represents the sum of an estimate of the net tangible book value, exclusive of cash, of the businesses, plus a percentage of Thermo Instrument's total goodwill associated with its acquisition of LSI, based on the aggregate 1996 revenues of LSI Labsystems and Hybaid relative to LSI's 1996 consolidated revenues. The purchase price is subject to a post-closing adjustment based on final determination of the net tangible book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total goodwill associated with the acquisition of LSI.

        The acquisition will be made pursuant to a Share Purchase Agreement dated as of May 6, 1997 (the "Agreement"), among the Company, Thermo Instrument and LSI. The aggregate purchase price of $102.5 million will be paid through the issuance of 1,300,000 shares of the Company's common stock valued at $16.9 million and debt to Thermo Instrument totaling $85.6 million. The closing of the transaction will take place as soon as the shares of common stock to be issued in connection with the acquisition are listed for trading upon the American Stock Exchange, Inc. (the "Exchange"). The Exchange requires that the listing be approved by the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting. The meeting is expected to be held before the end of 1997. Thermo Instrument has agreed to vote all of the shares of the Company's common stock held by it as of the record date of the meeting in favor of the listing of the Company's shares and all matters related thereto. As of April 30, 1997, before giving effect to the issuance of the shares to be issued pursuant to the Agreement, Thermo Instrument owned approximately 66.5% of the outstanding common stock of the Company. Giving effect to the issuance of such shares, Thermo Instrument would own approximately 70.4% of such outstanding common stock as of such date.

        Because the Company, LSI Labsystems and Hybaid were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the Company's financial statements (including the financial statements included as part of the Company's Quarterly Report on Form 10-Q for the quarter ended March 29,
   1997) include the results of LSI Labsystems and Hybaid from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the
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   shares issuable subject to listing on the Exchange have been deemed outstanding from that date.

       In connection with the acquisition of LSI Labsystems and Hybaid, the Company is in the process of restructuring the acquired businesses. This restructuring is expected to include reductions in staffing levels, abandonment of excess facilities, and possible other costs associated with exiting certain activities of the acquired businesses. Except as set forth above, the Company has no present intention to use the assets of LSI Labsystems and Hybaid for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will continue to review such businesses' assets, corporate structures, capitalizations, operations, properties, policies, managements and personnel and, upon completion of this review, may develop additional or alternative plans or proposals, including mergers, transfers of a material amount of assets or other additional transactions or changes relating to such businesses.


   Item 7.  Financial Statements, Pro Forma Combined Condensed Financial
            ------------------------------------------------------------
   Information and Exhibits
   ------------------------

            (a) Financial Statements of Business Acquired: Information
                meeting the requirements of this Item 7(a) will be filed by amendment within the time period permitted by Item 7(a)(4) of Form 8-K.

            (b) Pro Forma Combined Condensed Financial Information:
                Information meeting the requirements of this Item 7(b) will be filed by amendment within the time period permitted by
                Item 7(a)(4) of Form 8-K.

            (c) Exhibits

                2.    Share Purchase Agreement dated as of May 6, 1997, among
                       Thermo BioAnalysis Corporation, Thermo Instrument Systems Inc. and Life Sciences International PLC (incorporated by reference from Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 29, 1997).



                               SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 21st day of May, 1997.



                                             THERMO BIOANALYSIS CORPORATION


                                             By: /s/ Jonathan W. Painter
                                                 -----------------------
                                                 Jonathan W. Painter
                                                 Treasurer
   AA971400014